   FOR IMMEDIATE RELEASE
Da  February 14, 2006
Contact:   Patricia E. Hoch, Corporate Secretary
                           (717)920-5811  Fax: (717)920-1683

COMMUNITY BANKS, INC. DECLARES
FIRST QUARTER CASH DIVIDEND AND A 5% STOCK DIVIDEND

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc. (Community), the parent company of CommunityBanks, has declared a quarterly cash dividend of $.20 per share payable April 3, 2006 to shareholders of record on March 20, 2006.

The Board also approved a 5% stock dividend which will be paid April 28, 2006 to shareholders of record on April 14, 2006.

Community Banks, Inc. recently announced record net income for the fourth quarter of 2005 as profits reached almost $11 million and earnings per share grew by almost 7%.

Community’s core franchise now boasts assets of $3.3 billion with over 70 community banking offices located in the heart of central Pennsylvania. Community is now the eighth largest financial services holding company headquartered in Pennsylvania and the largest financial institution headquartered in its capital city of Harrisburg.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.